Exhibit 99.1

IonQ Announces First Quarter 2023 Financial Results

First Quarter Results of $4.3 Million in Revenue, Above High End of Range

Achieves 2023 Technical Milestone of 29 Algorithmic Qubits with IonQ Forte, AI Work Published

Completes Construction of IonQ Aria 2, Bringing Online Greater Capacity for Quantum Computing Customers

Increases 2023 Full Year Revenue Outlook to $18.8 Million to $19.2 Million

COLLEGE PARK, Md.—(BUSINESS WIRE)— IonQ (NYSE: IONQ), a leader in the quantum computing industry, today announced financial results for the quarter ended March 31, 2023.

“IonQ is off to a strong start this year – technically, operationally, and financially,” said Peter Chapman, President and CEO of IonQ. “Most importantly, we met our FY23 technical target of 29 algorithmic qubits (#AQ) seven months earlier than expected.”

“We are also excited to announce that we hit this target using IonQ Forte, our newest world-class quantum system. IonQ Forte represents a 16x step up in power from our IonQ Aria system. With Forte already running select customer jobs, this milestone brings us yet closer to reaching quantum advantage.”

First Quarter 2023 Financial Highlights

•

IonQ recognized revenue of $4.3 million for the first quarter, above the high end of the previously provided range, compared to $2.0 million in the prior year period. This reflects some activities for one of IonQ’s customer contracts taking place earlier than expected, shifting revenue dollars into the first quarter.

•	IonQ achieved $4.1 million in new bookings for the first quarter.

•	Cash, cash equivalents and investments were $525.5 million as of March 31, 2023.

•

Net loss was $27.3 million and adjusted EBITDA loss was $15.9 million for the first quarter.* Exclusions from adjusted EBITDA include a non-cash loss of $3.6 million related to the change in the fair value of IonQ’s warrant liabilities.

*	Adjusted EBITDA is a non-GAAP financial measure defined under “Non-GAAP Financial Measures,” and is reconciled to net loss, its closest comparable GAAP measure, at the end of this release.

Commercial Highlights

•	IonQ signed a contract with the United Emirates Quantum Research Center - Technology Innovation Institute to explore how quantum computing can give the nation a competitive edge.

•

In collaboration with Fidelity Center for Applied Technology, or FCAT, IonQ was proud to announce new work in the field of Quantum Monte Carlo. This newest accomplishment focuses on speeding up Monte Carlo simulations, a widely-used statistical analysis method in finance, science, and engineering.

•	IonQ launched a partnership with BearingPoint, a global management and technology consulting firm, to bolster their growing quantum team in Europe.

Technical Highlights

•

IonQ achieved 29 #AQ on IonQ Forte, the Company’s latest world-class quantum system, reaching the Company’s most significant 2023 technical goal seven months ahead of the Company’s technical roadmap. This is a 16x increase in computational power, measured by useful computational space for running algorithms, compared to IonQ Aria with 25 #AQ.

•	IonQ completed construction of IonQ Aria 2, a second Aria-class quantum computer. This new machine will join IonQ Aria 1 on the public cloud this quarter.

•

IonQ published research results on modeling human cognition using quantum hardware in the peer-reviewed scientific journal, Entropy. This is the first output of work IonQ initiated a year ago on quantum artificial intelligence, or quantum AI.

•	IonQ hired Pat Tang as Vice President of Research and Development. Pat brings over 23 years of technology experience, most recently as Vice President of Engineering at Amazon’s Lab126.

2023 Financial Outlook

•	For the second quarter of 2023, IonQ is expecting revenue of between $4.1 million and $4.5 million.

•	For the full year 2023, IonQ is increasing its revenue outlook range to $18.8 million to $19.2 million.

•	For the full year 2023, IonQ is reiterating its previously stated bookings range of $38 million to $42 million.

First Quarter 2023 Conference Call

IonQ will host a conference call today at 4:30 p.m. Eastern time to review the Company’s financial results for the first quarter ended March 31, 2023 and to provide a business update. The call will be accessible by telephone at 877-407-4018 (domestic) or 201-689-8471 (international). The call will also be available live via webcast on the Company’s website here, or directly here. A telephone replay of the conference call will be available approximately two hours after its conclusion at 844-512-2921 (domestic) or 412-317-6671 (international) with access code 13738049 and will be available until 11:59 p.m. Eastern time, May 25, 2023. An archive of the webcast will also be available here shortly after the call and will remain available for one year.

Non-GAAP Financial Measures

To supplement IonQ’s condensed consolidated financial statements presented in accordance with GAAP, IonQ uses non-GAAP measures of certain components of financial performance. Adjusted EBITDA is a financial measure that is not required by or presented in accordance with GAAP. Management believes that this measure provides investors an additional meaningful method to evaluate certain aspects of the Company’s results period over period. Adjusted EBITDA is defined as net loss before interest income, net, interest expense, benefit from income taxes, depreciation and amortization expense, stock-based compensation, change in fair value of assumed warrant liabilities, and other non-recurring non-operating income and expenses. IonQ uses Adjusted EBITDA to measure the operating performance of its business, excluding specifically identified items that it does not believe directly reflect its core operations and may not be indicative of recurring operations. The presentation of non-GAAP financial measures is not meant to be considered in isolation or as a substitute for the financial results prepared in accordance with GAAP, and IonQ’s non-GAAP measures may be different from non-GAAP measures used by other companies. For IonQ’s investors to be better able to compare the Company’s current results with those of previous periods, IonQ shows a reconciliation of GAAP to non-GAAP financial measures at the end of this release.

About IonQ

IonQ, Inc. is a leader in quantum computing, with a proven track record of innovation and deployment. IonQ’s current generation quantum computer, IonQ Forte, is the latest in a line of cutting-edge systems, boasting an industry-leading 29 algorithmic qubits. Along with record performance, IonQ has defined what it believes is the best path forward to scale.

IonQ is the only company with its quantum systems available through the cloud on Amazon Braket, Microsoft Azure and Google Cloud, as well as through direct API access. IonQ was founded in 2015 by Christopher Monroe and Jungsang Kim based on 25 years of pioneering research. To learn more, visit www.ionq.com.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Some of the forward-looking statements can be identified by the use of forward-looking words. Statements that are not historical in nature, including the words “anticipate,” “expect,” “suggests,” “plan,” “believe,” “intend,” “estimates,” “targets,” “projects,” “should,” “could,” “would,” “may,” “will,” “forecast” and other similar expressions are intended to identify forward-looking statements. These statements include those related to the Company’s ability to further develop and advance its quantum computers and achieve scale; our ability to reach quantum advantage; the potential benefits of quantum computing and IonQ’s collaborations, partnerships and customer contracts, including those with the government of the United Arab Emirates, FCAT and BearingPoint; IonQ’s market opportunity, anticipated growth, and future financial performance, including management’s financial outlook for the second quarter and full year 2023; continued customer demand for IonQ’s products; IonQ’s ability to bring IonQ Aria 2 to market in the time period provided or at all; the ability of quantum computing to improve decision-making models and artificial intelligence. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties. Many factors could cause actual future events to differ materially from the forward-looking statements in this press release, including but not limited to: market adoption of quantum computing solutions and the Company’s products, services and solutions; the ability of the Company to protect its intellectual property; changes in the competitive industries in which the Company operates; changes in laws and regulations affecting the Company’s business; the Company’s ability to implement its business plans, forecasts and other expectations, and identify and realize additional partnerships and opportunities; and the risk of downturns in the market and the technology industry including, but not limited to, as a result of public health crises and/or increased inflationary pressures. The foregoing list of factors is not exhaustive. You should carefully consider the foregoing factors and the other risks and uncertainties described in the “Risk Factors” section of IonQ’s Annual Report on Form 10-K for the year ended December 31, 2022 and other documents filed by the Company from time to time with the Securities and Exchange Commission. These filings identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and the Company assumes no obligation and does not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise. The Company does not give any assurance that it will achieve its expectations.

IonQ, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2023	2022
Revenue	$4,285	$1,953
Costs and expenses:
Cost of revenue (excluding depreciation and amortization)	1,036	568
Research and development	16,233	7,338
Sales and marketing	2,667	1,871
General and administrative	10,581	9,194
Depreciation and amortization	1,791	1,266

Total operating costs and expenses	32,308	20,237

Loss from operations	(28,023)	(18,284)
Change in fair value of warrant liabilities	(3,610)	13,448
Interest income, net	4,231	608
Other income (expense), net	64	1

Loss before benefit for income taxes	(27,338)	(4,227)
Benefit for income taxes	—	—

Net loss	$(27,338)	$(4,227)

Net loss per share attributable to common stockholders - basic and diluted	$(0.14)	$(0.02)
Weighted average shares used in computing net loss per share attributable to common stockholders - basic and diluted	200,112,855	196,183,247

IonQ, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	March 31,	December 31,
	2023	2022
Assets
Current assets:
Cash and cash equivalents	$51,901	$44,367
Short-term investments	335,966	311,430
Accounts receivable	1,837	3,292
Prepaid expenses and other current assets	12,638	12,539

Total current assets	402,342	371,628

Long-term investments	137,646	182,001
Property and equipment, net	26,488	26,014
Operating lease right-of-use assets	5,796	3,753
Intangible assets, net	10,051	8,944
Goodwill	742	742
Other noncurrent assets	4,857	4,910

Total Assets	$587,922	$597,992

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,597	$3,055
Accrued expenses	9,414	6,655
Current portion of operating lease liabilities	610	591
Unearned revenue	6,294	8,729
Current portion of stock option early exercise liabilities	945	1,130

Total current liabilities	20,860	20,160

Operating lease liabilities, net of current portion	5,624	3,459
Unearned revenue, net of current portion	954	1,201
Stock option early exercise liabilities, net of current portion	741	839
Warrant liabilities	7,429	3,819
Other noncurrent liabilities	77	303

Total liabilities	$35,685	$29,781

Stockholders’ Equity:
Common stock	20	20
Additional paid-in capital	779,286	769,848
Accumulated deficit	(221,640)	(194,302)
Accumulated other comprehensive loss	(5,429)	(7,355)

Total stockholders’ equity	552,237	568,211

Total Liabilities and Stockholders’ Equity	$587,922	$597,992

IonQ, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2023	2022
Cash flows from operating activities:
Net loss	$(27,338)	$(4,227)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	1,791	1,266
Non-cash research and development arrangements	130	130
Stock-based compensation	10,268	6,672
Change in fair value of warrant liabilities	3,610	(13,448)
Other, net	(1,570)	(490)
Changes in operating assets and liabilities:
Accounts receivable	2,044	138
Prepaid expenses and other current assets	(939)	1,516
Accounts payable	728	(291)
Accrued expenses	920	1,571
Unearned revenue	(3,271)	(1,058)
Other assets and liabilities	(188)	(103)

Net cash used in operating activities	(13,815)	(8,324)

Cash flows from investing activities:
Purchases of property and equipment	(1,185)	(2,672)
Capitalized software development costs	(843)	(457)
Intangible asset acquisition costs	(318)	(134)
Purchases of available-for-sale securities	(64,430)	(311,235)
Maturities and sales of available-for-sale securities	88,091	10,400

Net cash provided by (used in) investing activities	21,315	(304,098)

Cash flows from financing activities:
Proceeds from stock options exercised	52	132
Other financing, net	(18)	16

Net cash provided by financing activities	34	148

Net change in cash, cash equivalents and restricted cash	7,534	(312,274)
Cash, cash equivalents and restricted cash at the beginning of the period	46,367	399,025

Cash, cash equivalents and restricted cash at the end of the period	$53,901	$86,751

IonQ, Inc.

Reconciliation of Net Loss to Adjusted EBITDA

(unaudited)

(in thousands)

	Three Months Ended
	March 31,
	2023	2022
Net loss	$(27,338)	$(4,227)
Interest income, net	(4,231)	(608)
Interest expense	—	—
Benefit for income taxes	—	—
Depreciation and amortization expense	1,791	1,266
Stock-based compensation	10,268	6,672
Change in fair value of assumed warrant liabilities	3,610	(13,448)

Adjusted EBITDA	$(15,900)	$(10,345)

Contacts:

IonQ Media contact:

Tyler Ogoshi

press@ionq.com

IonQ Investor Contact:

investors@ionq.com